Exhibit 99.2

B&G Foods Declares Regular Quarterly Dividend

— Expands Stock and Debt Repurchase Program —

PARSIPPANY, N.J., August 6, 2009 — B&G Foods, Inc. (NYSE: BGS, BGF), a manufacturer and distributor of high quality, shelf-stable foods, announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.17 per share of Class A common stock, payable on October 30, 2009 to holders of record as of September 30, 2009.

Cash payments to holders of the Company’s Enhanced Income Securities (EISs), which will include the quarterly cash dividend payment of $0.17 per share on the underlying Class A common stock and an interest payment of $0.2145 per EIS on the underlying 12% senior subordinated notes to holders of record as of September 30, 2009, will aggregate $0.3845 per EIS.

Expansion of Stock and Debt Repurchase Program

The Company’s Board of Directors also expanded the authorization under the Company’s stock and debt repurchase program to include repurchases of the Company’s senior subordinated notes.  Such repurchases are now permitted under the terms of the Company’s senior secured credit facility as a result of the amendment to the credit facility completed and announced yesterday.  The terms of the expanded program permit B&G Foods to repurchase for cash up to an aggregate of $25.0 million of the Company’s Class A common stock, 8% senior notes and/or the senior subordinated notes through August 5, 2010.  Since the program’s inception in October 2008, the Company has repurchased for cash 763,931 shares of Class A common stock at an aggregate price of $3.5 million.

Under the expanded authorization, the Company may purchase shares of Class A common stock, senior notes and/or senior subordinated notes from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.  The timing and amount of such repurchases, if any, will be at the discretion of management, and will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors.  Therefore, there can be no assurance as to the number of shares that will be repurchased under the stock and debt repurchase program, or the aggregate dollar amount of the shares or principal amount of senior notes or senior subordinated notes, if any, repurchased.  The Company may suspend or discontinue the program at any time without prior notice.  Any shares repurchased pursuant to the program will be retired.  Likewise, any senior notes or senior subordinated notes repurchased will be cancelled.

In addition, now that such actions are permitted under the credit facility, B&G Foods may also from time to time, seek to retire senior subordinated notes outside of the stock and debt repurchase program through exchanges of EISs or separate senior subordinated notes for equity securities, in open market purchases, privately negotiated transactions or otherwise.  Likewise, the Company may, from time to time, seek to retire senior notes pursuant to the stock and debt repurchase program through cash repurchases of senior notes and/or outside of the stock and debt repurchase program through exchanges of senior notes for equity securities, in open market purchases, privately negotiated transactions or otherwise.  Any such repurchases or exchanges and the timing and amount thereof, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors.  The amounts involved may be material.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include without limitation statements related to possible repurchases or exchanges of Class A common stock, senior notes and/or senior subordinated notes.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2008 filed on March 5, 2009.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214